                                                                   EXHIBIT 12.01

             CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                Three
                                                Months
                                                Ended
                                               March 31,
                                                 2005
Dollars in millions                            ---------
Income from operations:
Income before income taxes                     $   1,332
Add fixed charges (see below)                      2,583
                                               ---------
Earnings as defined                            $   3,915
                                               =========
Fixed charges from operations:
Interest expense                               $   2,551
Other adjustments                                     32
                                               ---------
Fixed charges from operations as defined       $   2,583
                                               =========
Ratio of earnings to fixed charges                  1.52
                                               =========

NOTE:

The ratio of earnings to fixed charges was calculated by dividing the sum of fixed charges into the sum of income before income taxes and fixed charges.

Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.